Exhibit 10.13



                              SOFTWARE DEVELOPMENT
                              AND LICENSE AGREEMENT

     This Software Development and License Agreement (the "Agreement") made and entered into effective this 27th day of January, 2003 and between PocketSpec Technologies Inc., a Colorado Corporation, hereafter referred to as ("PocketSpec"), Johann Nutter, dba Tyger POS ("Nutter"), whose address is 1212 South Bross Lane, Longmont, Colorado 80501 and Advanced Restaurant Technologies, LLC ("ART") whose address is PO. Box 442, Firestone, Colorado 80520. ART and Nutter shall , hereafter collectively be referred to as ("Software Provider").

                                    RECITALS

     WHEREAS, PocketSpec owns, produces and sells products known as the ColorQATM, ColorCheckTm and BronzCheckTm, products (the "PocketSpec Products"). Technologies owned and used by PocketSpec are incorporated in all of these products.

     WHEREAS, PocketSpec desires to further exploit the Salon Industry, which for purposes of this Agreement shall be defined as any business that provides beauty enhancing services, whether separately established and/or in any combination of the others. The Salon Industry does not extend to retail only businesses (i.e. businesses that do not provide services.) The software development is specific to the BronzCheckTm, however, the software being developed may be exploited and used for all of the three PocketSpec Products,

     WHEREAS, Software Provider has multiple existing software code routines, and layouts used in the restaurant and other industries, and the existing systems are compatible to integration into the systems PocketSpec requires to be developed.

     WHEREAS, Software Provider has agreed to produce a software system, as more fully described herein, to be used by PocketSpec in the Salon Industry with the PocketSpec Products which shall include integration of peripherals as required by PocketSpec, hereafter referred to as (the "Software System").

     WHEREAS, PocketSpec believes it can more effectively deliver the Software System by contracting with Software Provider and the Software Provider agrees that they are well suited to deliver the Software System required by PocketSpec.

     WHEREAS, the parties have decided to set down in writing the mutual understandings in this Agreement.


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                                    AGREEMENT

     NOW, THEREFORE, for the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. PocketSpec and Software Provider agree that the work to be performed by Software Provider and final work product (the Software System) is referred to as (the "Engagement") is detailed completely in the attached Exhibit "A", but briefly described as the following phased work, which shall be completed by June 1, 2003, or as near to that date as possible

     Phase One - Initial layout of screens, design, buttons and overall design including identification of software and hardware that will be required to complete the Software System. The software and hardware to be provided by PocketSpec are detailed in the attached Exhibit "A".



     Phase Two - Implementation of a workable module that incorporates the following: a) USB readings (up to 10) of the TanTone numbers displayed and averaged (throw out 5% variances) for inclusion into a Graphic display; b) Account set up screen that reflects the approximate information in the demo of Sun Touch; c) Series; of tanning beds listed with appropriate recommended tanning exposure times for each customer (based on mathematics provided by PocketSpec), d) input screen to place bed measurements and date of measurement which information will be used in the mathematics; e) Alternate to USB will be to manually place TanTone numbers into a schedule, with up to 10 measurements; f) conversion of data process to take data from Sun Touch to install into the Software System; g) scheduling module (acquired for money by PocketSpec to save time). Note: The a) through g) items are to be included in point of sale system, and also as a plug in module to Sun Touch and Helios (PocketSpec will provide systems).

     Phase Three - Integration of Intuit, Quick Books Pro, links to bed timing system (T-Max); and creation of remote sensor UV exposure level automated with components installed in beds for testing (expense of PocketSpec); links to thumb print reader (working), bar code reader (working), cash drawer (working), credit card system, final graphics installed and system deployed for beta testing in Toronto; conversion of data tools provided that converts data from Sun Touch and Helios systems (both Access), plus the prior system of Helios for period prior to Access (all of which will be provided by PocketSpec.


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     Phase Four - Internet system incorporating on-line scheduling; emails;
     individual salon web site; apache server system(s) installed at Reseller facilities or otherwise arranged and manual reviewed approved as well as on-line demonstrations;

     Software Provider and PocketSpec shall agree, in advance, on additional compensation payable to Software Provider in the event any additional objectives develop during the completion of the objectives outlined in Exhibit A. Furthermore, such additional objectives shall not delay or affect the timing of payments outlined herein for the original objectives outlined in Exhibit A.

     Software Provider makes no representation that the Software Systems has any health benefits. PocketSpec shall indemnify and hold Software Provider harmless from any and all claims relating to the use of the Software System.

     Bug fixes that pertain to the original task list shall be free for the first 50 units of the Software System. Any changes beyond that time period will be billed at an agreed upon rate.

2. Term of Engagement: The terms of this Agreement relating to development of software shall expire sixty (60) days after project completion as defined in Exhibit A, or on June 1, 2003, whichever is the later date. Those terms relating to the license of the Software System shall continue as outlined in the license provisions herein.

3. PocketSpec's obligations. PocketSpec to supply Software Provider with development and test equipment. Software Developer will need certain devices and software to complete the Engagement. Such equipment and software may include, but is not limited to: Intuit - Quick Books Pro Developer software, a PocketSpec Device, a PocketSpec Device with USB interface, a TMax device, Credit Card Integration software, Scheduling Graphical Interface Software, 2003 MSDN Software, Encryption software, and a copy of the data tables with data for each product conversion. PocketSpec shall provide Software Provider with all of the above mentioned equipment. The above mentioned software shall be provided in a timely manner and at PocketSpec's expense, but not to exceed $6,000 (six thousand dollars). PocketSpec shall be credited for the amount expended for tools that the Software Provider may keep, against the last payment of to the final reimbursed for the development software from the payment of the $75,000 referred to in section 5.1.1

4. Ownership Upon full and complete payment of the $50,000 initial payment and subject to the terms and conditions contained herein, Software Provider hereby grants PocketSpec full and complete ownership of the Software System,


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     including source code and ownership versions of any developer software that is resold as "run-time" licenses. As owner of the Software System, PocketSpec may resell, exhibit, exploit, market, edit, sell, and to distribute the Software System in any way PocketSpec deems appropriate, provided however, the Software Provider has a copy of all or part of the source code and other component parts. The Software Provider is free to reuse the said source code, except in the following business areas: Hair salons, barber shops, beauty shops, dental offices that utilize cosmetic dentistry, hotels for which spa, salon or health facilities or services are offered at additional cost, spas, health clubs, clinics and medical facilities that offer rejuvenation services, tanning salons , drug rehab facilities, and any other businesses which charge for personal health or beauty services.

     4.1. For the purposes of this contract, the Martial Arts studio market is assigned to the Developer.

     4.2. All copies of the Software System shall contain an appropriate copyright notice that states the name of the developer.

5.   Payment for the Engagement by PocketSpec to Software Developer as follows:

     5.1. Total price for the Engagement is agreed to be $200,000, which price is allocated as follows:

          5.1.1. $50,000 of the price paid for development work, as follows:
               $20,000 paid at inception of this Agreement, which payment is being paid by issue of S-8 Stock and Software Developer accepts this payment, and PocketSpec guarantees that,'/ of the stock will be sold for at least $10,000 cash within 15 days frorn the date hereof; and the remaining 1/2 sold for at least $10,000 within 25 days from the date hereof, if the stock is sold at a deficit, PocketSpec and/or Mr. Krupka shall immediately pay Software Provider the deficit in cash, and 1/2 of any surplus credited shall be applied to the next installments due. Processing or brokerage fees in excess of 1.5% of the stock value shall be considered an additional deficit reimbursable by PocketSpec to Software Provider;

                    $10,000 on completion of Phase Two;

                    $10,000 on completion of Phase Three,

                    $10,000 on completion of Phase Four.

               PocketSpec, at its option may issue S-8 free trading stock for any of the Phase Two through Phase Four payments based on the guaranty on the part of PocketSpec and/or Mr. Krupka


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               that any shortfall will be made up in cash and the assurance on the part of Software Developer that 1/z of any surplus realized from the sale of the stock is credited to the next payment(s) or installments to be paid under this Agreement.

     5.2. $75,000 For the software technology previously developed by Software Provider, PocketSpec shall pay to Software Provider a guaranteed $75,000, without waiver or exception. This second payment of $75,000 shall be paid in full no later than one year from the date of this Agreement. Each PocketSpec Product and each piece of hardware that contains any portion of the Software System shall be considered one module or one copy of the point of sale software and a royalty of $1000 for each ten such items shall be due and payable to Software Provider within 10 days of the end of each month's business, regardless if PocketSpec charges its client for each such module or copy. As to this $75,000 payment, and to the extent that Software Provider is eligible to do so, the Software Provider, may exchange, at its sole and absolute option, one-half of the 1St $50,000 or $25,000 for 312,500 (the value today at $0.08 per share) shares of common stock in PocketSpec, restricted under SEC Rule 144, and then one half of the next $25,000 or $12,500 for 156,250 shares of common stock in PocketSpec, restricted under SEC Rule 144.

     5.3. $75,000 Finally, as further royalty payments above and beyond the initial payment of $50,000 and once the guaranteed royalty payment of $75,000 has been met, and after 750 Units have been sold (not counting 10 systems than are determined to be demonstration units), PocketSpec shall pay Software Provider an additional royalty, of $100 for every Unit sold by PocketSpec up to a total of $75,000 in royalties. The payment terms for the second royalty set shall be the same as set forth above for the first $75,000 royalty payments. All parties acknowledge that Payments to the Software Provider shall be made payable to Johann Nutter, dba Tyger POS. However, the parties further acknowledge that the monies paid shall be split by Johann Nutter as follows: 75% interest to Johann Nutter dba Tyger POS and 25% interest to Advanced Restaurant Technologies, LLC

     5.4. Right of Audit. Until $200,000.00 is paid to Software Provider as stated in Section 5 hereinabove, PocketSpec shall permit Software Provider, or representatives of Software Provider which are reasonably acceptable to PocketSpec, at Software Provider's expense, to periodically examine PocketSpec's books, ledgers, and records during regular business hours for the sole purpose of, and only to the extent necessary, to verify reports furnished to Software Provider pursuant to Section 5.2 and 5.3; provided that Software Provider delivers to PocketSpec a written notice of Software Provider's intention to conduct an inspection not less than ten (10) business days before the intended date of such inspection; and provided

                                        5
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          further that only one (1) such inspection may be conducted during any calendar six (6) month period. In the event that amounts due Software Provider are determined to have been underpaid by an amount greater than ten percent (10%) of the amount actually due, PocketSpec shall pay the cost of such examination. Any royalty payment not paid on or before the date corresponding to thirty (30) days after the end of the calendar quarter for which such royalties are due and payable hereunder shall accrue interest at a rate equal to one percent (1 %) per calendar month or, if less, the maximum rate permitted under applicable law. Notwithstanding the above, each report delivered by PocketSpec to Software Provider pursuant to Section 11., shall be deemed correct and accurate, and Software Provider shall have no right to inspection records relating thereto, or otherwise challenge the accuracy of either such report or the records relating thereto, after the third anniversary of the date of delivery of such report to Software Provider.

6.   Additional Provisions:


     6.1. Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the PocketSpec or Software Provider. By way of illustration but not limitation, "Proprietary Information" includes
          (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products, marketing, and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of either party. Notwithstanding the foregoing, it is understood that, at all such times, either party is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and their own skill, knowledge, know-how and experience to whatever extent and in whichever _ _way w r r and the Software Provider desires. This provision shall expire three (3) years after the expiration of this Agreement


     6.2. CODE AND SYSTEMS. The Software System shall be delivered to PocketSpec, the owner of the Software System, after the $50,000.00 is paid pursua,,)t to 5.1.1, timely with all source code and original versions (registered to PocketSpec) of run-time licenses and with good documentation so manuals can be easily developed PocketSpec shall be responsible for maintaining the security of the Software System and the code thereto. PocketSpec shall not distribute the source code to any third party . PocketSpec may deliver the run-time version of the program to


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          PocketSpec customers who agree in writing to be bound to retention of the confidentiality of the system.

7. No CONFLICTING OBLIGATION. Software Provider represents that their performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence information acquired by Software Provider in confidence or in trust prior to the Engagement by the PocketSpec.

8. NO PARTNERSHIP OR EMPLOYER/EMPLOYEE RELATIONSHIP. Nothing in this Agreement, either express or implied may be interpreted to create a partnership or common interest between the PocketSpec and the Software Provider, but rather the relationship between the PocketSpec and the Software Provider is that of a contractor/software provider. In addition, nothing in this Agreement shall impute any sort of employer/employee arrangement between the PocketSpec and the Software Provider.


9. PUBLICATION; Software Provider authorizes the publication of its association with PocketSpec and in turn, PocketSpec authorizes the publication of its association with Software Provider, subject to all Securities and Exchange Commission rules and regulations and those rules and regulations of any exchange on which PocketSpec's shares are traded.

10.  LEGAL AND EQUITABLE REMEDIES.

     10.1. Both parties agree that the provisions of this Agreement are reasonable and necessary protection for the immediate and substantial interests of the PocketSpec and Software Provider, and that any violation of these provisions would cause substantial and irreparable injury to PocketSpec or Software Provider. Because services of Software Provider are personal and unique and because Software Provider and PocketSpec may have access to and become acquainted with the Proprietary Information of each other, the parties shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that either party may have for a breach of this Agreement.


11. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by Federal Express, certified mail, or facsimile two (2) days after the date of mailing.


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12.  GENERAL PROVISIONS.

          12.1.1. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Colorado. Both Parties hereby expressly consent to the personal jurisdiction of and venue in the state and federal courts located in the City and County of Denver,, Colorado, for any lawsuit filed arising from or related to this Agreement.

          12.1.2. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law.

          12.1.3. Successors and Assigns. This Agreement will be binding upon the successors, heirs, executors, administrators and other legal representatives or the respective parties herein.

          12.1.4. Survival. The provisions of this Agreement shall survive the termination of Engagement and the assignment of this Agreement by the PocketSpec to any successor in interest or other assignee.

          12.1.5. Waiver. No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by any party of any right under this Agreement shall be construed as a waiver of any other right. Neither party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

          12.1.6. Entire Agreement. This document, and the attached Exhibit A, contain the entire understanding between the parties. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

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          12.1.7. Benefit of Counsel. Each party to this Agreement has had the benefit of legal counsel and representation prior to executing this Agreement.

          12.1.8. Facsimile binding. It is agreed that a facsimile signature on this Agreement shall be considered binding.

THE PARTIES HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.


Software Provider:

/s/ Johann Nutter
-----------------------------
Johann  Nutter  dba Ty r P S
Advanced  Restaurant  Technologies,  LLC


 POCKETSPEC:

POCKETSPEC TECHNOLOGIES INC.

F. Jeffrey Krupka
----------------------------
F. Jeffrey Krupka, President